EXHIBIT 23
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To the Board of Trustees of
LaSalle Hotel Properties:


We consent to incorporation by reference in the registration statements on Form S-8 (No. 333-72265) and on Form S-3 (Nos. 333-76373 and 333-77371) of
LaSalle Hotel Properties of our report dated January 22, 2001, except as to
Note 19, which is as of March 8, 2001, relating to the consolidated balance sheets of LaSalle Hotel Properties as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2000 and 1999 and for the period from April 29, 1998 (inception) through December 31, 1998, and the related financial statement schedule and our report dated March 23, 2001, relating to the balance sheets of LaSalle Hotel Lessee, Inc., as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2000 and 1999 and for the period from April 29, 1998 (inception) through December 31, 1998, which reports appear in the December 31, 2000 annual report on Form 10-K of LaSalle Hotel Properties.





                                 KPMG LLP




Chicago, Illinois
March 26, 2001